Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Sasol Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares of no par value(1)	Other(2)	32,000,000 (3)	$14.29 (2)	$457,280,000	$110.20 per $1,000,000	$50,392.26
Total Offering Amounts					$457,280,000		$50,392.26
Total Fee Offsets							$0
Net Fee Due							$50,392.26

(1)	American Depositary Receipts evidencing American Depositary Shares (“ADSs”) issuable on deposit of ordinary shares of no par value (the “Shares”) of Sasol Limited (the “Registrant”) have been registered pursuant to a separate Registration Statement on Form F-6 (Registration No. 333-231042) and currently are traded on the New York Stock Exchange under the ticker symbol “SSL.” Each ADS represents one Share.
(2)	The Proposed Maximum Offering Price Per Share, estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), for purposes of calculating the registration fee is $14.29, which was determined based on the average of the high and low price of a Share on the Johannesburg Stock Exchange on March 8, 2023 and calculated using an exchange rate of $1.00=ZAR 18.152, as announced by the Federal Reserve for March 3, 2023 (the most recently reported rate as of March 8, 2023).
(3)	Pursuant to Rule 416 of the Securities Act, this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Common Stock that become issuable under the Sasol 2022 Long-Term Incentive Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.